Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106654, 333-7366 and 33-25333 of Nortel Networks Corporation on Form S-8 of our report dated June 25, 2004, appearing in this Annual Report on Form 11-K of the Nortel Networks Long-Term Investment Plan for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
June 25, 2004